Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

June 7, 2016

Simulations Plus Reports Preliminary Revenues for Third Quarter FY2016

LANCASTER, CA, June 7, 2016 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of consulting services and software for pharmaceutical discovery and development, today released preliminary revenues for the third quarter of its fiscal year 2016, the period ended May 31, 2016 (3QFY16).

Mr. John Kneisel, chief financial officer of Simulations Plus, Inc., stated: “In accordance with our policy to release timely financial information to our shareholders, we are releasing preliminary revenues for 3QFY16. Earnings will not be released until just prior to the filing of our quarterly report on Form 10-Q. We expect to file our 10-Q with the U.S. Securities and Exchange Commission on or before the July 15, 2016 deadline.”

Preliminary results for the quarter:

•	Preliminary revenues for the three months ended May 31, 2016, were $5.96 million, compared to $5.94 million for the same period in 2015. This represents an increase of 0.4%, or $22,000, which, although small, represents the highest quarter in the company’s history, following an exceptionally strong third quarter last year.
•	Preliminary revenues for the nine months ended May 31, 2016, were $15.97 million, compared to $14.60 million for the same period in 2015. This represents an increase of 9.3% or $1.36 million.
•	Approximately 76.5% of 3QFY16 revenues were from software and software-related training services.
o	Software and software-related services were up approximately 2.6% for 3QFY16 compared to 3QFY15.
•	Approximately 23.5% of 3QFY16 revenues were from consulting services and analytical studies including collaborations.
o	Lancaster analytical study and collaboration revenues were approximately $153,000 for 3QFY16 decreasing by $4,000 when compared to 3QFY15.
o	Buffalo preliminary revenues decreased by 7.2%, or $100,000, to $1.3 million from $1.4 million for 3QFY16 compared to 3QFY15. Even with this decrease, year-to-date revenues for the Buffalo division have increased by approximately 11.5%.
•	During 3QFY16, the company added 15 new software customers and a total of 54 for the nine months ended May 31, 2016.
•	Cash remains strong: as of May 31, 2016, cash was $7.3 million. The Company made a dividend distribution of approximately $851,000 on May 9, 2016 as well as a payment of $750,000 to TSRL in April.

John DiBella, vice president for marketing and sales of Simulations Plus, said: “Although these preliminary revenues constitute yet another record quarter, growth was not up to our usual expectations. Our 3QFY15 was an exceptionally strong third quarter, partially due to revenues that shifted into the quarter from other quarters. In spite of quarterly weakness in Asia, we were able to match and slightly exceed 3QFY15. Our underlying fundamentals remain strong, as we added a considerable number of new clients, achieved renewal rates within our historical range, and maintained a healthy pipeline of consulting projects. In this quarter, we had very successful visits to Europe, China, and Japan, where we trained many scientists, both industry and regulatory, on our technology and generated significant interest for our upcoming product releases. As we enter our fourth quarter, we expect to regain the positive momentum in revenue growth and finish the year on a high note.”

Dr. Ted Grasela, president of Simulations Plus, added, “Revenue for our Buffalo division was impacted by an unusual confluence of routine challenges, which usually do not occur all at once. Clinical trial failures remain common, and these issues will impact the timing of consulting projects or cancel them altogether. Typically, these challenges are not in concentrated batches like this.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said: “A revenue growth of 0.2% is not exciting, but as John DiBella noted, this is compared to a record third quarter last fiscal year that experienced a large jump from previous years, setting a challenging pace for Q4FY16. We believe that the fact that we were able to meet and very slightly exceed it in spite of the several factors that combined to impact the quarter speaks well for the overall strength of the business. We expect have one new major product release (PKPlus™) and two significant upgrades (ADMET Predictor™ 8.0 and GastroPlus™ 9.5) in the coming quarter. As we have shown early versions of these three software programs, interest has been universally high. In addition, we recently submitted two proposals to the FDA in response to two requests for applications, each for two-year contracts for $250,000 per year, for a total of $1 million. Both of these would result in further improvements to our industry-leading GastroPlus software. If we are successful in winning one or both of them, we expect the start date to be in September.”

About Simulations Plus, Inc.

Simulations Plus, Inc. is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical and biotechnology agents. Our software is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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